Exhibit (h)1.3

                    , 2006

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Amended Schedule 2.1 to Transfer Agency and Service Agreement

Dear Sirs:

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated July 1, 2005, RIC hereby advises you that it is creating six new funds to be named 2007 Retirement Distribution Fund – A Shares, 2007 Retirement Distribution Fund – S Shares, 2007 Accelerated Distribution Fund – A Shares, 2007 Accelerated Distribution Fund – S Shares, 2007 Extended Distribution Fund – A Shares and 2007 Extended Distribution Fund – S Shares (the “New Funds”). RIC desires to amend Schedule 2.1 of the Transfer Agency and Service Agreement to reflect these changes. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the additional classes of shares and the amendment of Schedule 2.1 by executing the acceptance copy of this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President

Accepted this      day of             , 2006.

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer